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                                                                    EXHIBIT 23.1



            Consent of Independent Registered Public Accounting Firm



Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, CA 92121



We hereby consent to the use in the Prospectus constituting a part of this Registration Statement filed under Form S-1/A of our reports dated November 11, 2005, relating to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of Ligand Pharmaceuticals Incorporated, which are contained in this Prospectus. Our report relating to the effectiveness of internal control over financial reporting included an adverse opinion as to the effectiveness of internal control over financial reporting.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP
Costa Mesa, CA  92626
February 10, 2006